Exhibit 23.2


                     Consent of Independent Auditors



The Board of Directors
Trigon Healthcare, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-26187) on Form S-8 of Trigon Healthcare, Inc. of our report dated April 23, 1999, relating to the statements of financial condition of the Trigon Healthcare, Inc. Employee Stock Purchase Plan as of December 31, 1998 and 1997, and the related statements of income and changes in plan equity for the year ended December 31, 1998 and the period May 1, 1997 (inception) through December 31, 1997, which report is included in this Form 10-K/A No.
1 of Trigon Healthcare, Inc.


/s/ KPMG LLP


Richmond, Virginia
April 29, 1999